Exhibit 99.1

Motorola Reports Fourth-Quarter and Full-Year 2003

Financial Results

•	Fourth-quarter sales of $8.0 billion, up 4 percent vs. the prior-year quarter, up 17 percent sequentially vs. the third quarter

•	Fourth-quarter GAAP earnings of $.20 per share vs. earnings of $.08 per share in the prior-year quarter

•	Fourth-quarter earnings, excluding special items, of $.17 per share vs. earnings of $.13 per share, excluding special items, in the prior-year quarter

•	Fourth-quarter positive operating cash flow of $0.9 billion

•	Ratio of net debt to net debt plus equity improved to 0.3 percent from 19.6 percent in the prior-year quarter[1]

•	First-quarter 2004 guidance:

– Sales: $6.4 to $6.8 billion

– GAAP earnings per share: $.05 to $.07 per share

SCHAUMBURG, Ill. – January 20, 2004 – Motorola, Inc. (NYSE: MOT) today reported sales of $8.0 billion in the fourth quarter of 2003 and net earnings of $489 million, or $.20 per share, presented in accordance with generally accepted accounting principles (GAAP). This represents an increase in sales of 4 percent from $7.7 billion in the year-ago quarter, up 17 percent sequentially from the third quarter. Motorola reported GAAP net earnings in the year-ago quarter of $174 million, or $.08 per share.

Motorola Chairman and Chief Executive Officer Ed Zander said, “Both sales and earnings exceeded the guidance given by the company at the start of the quarter. Just as important, these results provide further evidence that top-line growth has returned and that further improvement in profitability can be achieved. Motorola is a company with great potential, and I’m absolutely delighted to have joined it at this important next stage of its evolution as a high technology leader.”

Excluding special items, Motorola had net earnings in the fourth quarter of 2003 of $409 million, or $.17 per share, compared with net earnings of $291 million, or $.13 per share, in the year-ago quarter. In the fourth quarter of 2003, Motorola reported special items resulting in net income of $198 million pre-tax, or $80 million after-tax. In the fourth quarter of 2002, Motorola reported special items resulting in a net charge of $188

1 A definition of the ratio of net debt to net debt plus equity is provided at the end of this release.

million pre-tax, or $117 million after-tax. Details of the special items are presented in a table at the end of this press release.

Mike Zafirovski, president and chief operating officer, said, “Motorola continues to make progress. All six major segments reported higher orders, ranging from 12 percent to 67 percent; four segments reported higher operating earnings; the Commercial, Government and Industrial Solutions Segment had record ongoing sales and earnings; and the Semiconductor Products Segment returned to profitability. At the same time, we are far from being satisfied with these results. We need to improve our financial returns on research and development, and we must elevate our performance, particularly in the Personal Communications Segment, in the areas of new product execution and related supply chain management. We believe that our performance will improve significantly in these areas during 2004.”

David Devonshire, executive vice president and chief financial officer, said, “This past quarter, Motorola continued to strengthen its balance sheet by generating positive operating cash flow of $0.9 billion, the 12th consecutive quarter of positive cash flow. We also generated profitability, excluding special items, for the 7th consecutive quarter, further reduced our debt and increased sales by 4 percent and orders by 45 percent versus the prior year. The ratio of net debt to net debt plus equity improved to 0.3 percent, the lowest level in more than 20 years. Cash flow performance will continue to be a major financial objective in 2004. Our guidance for the first quarter of 2004 is sales of between $6.4 and $6.8 billion and earnings per share on a GAAP basis in the range of $.05 to $.07.”

Motorola reported full-year 2003 sales of $27.1 billion, compared with sales of $27.3 billion in 2002. On a GAAP basis, 2003 full-year net earnings were $893 million, or $.38 per share, compared with a net loss of $2.5 billion, or $(1.09) per share, for 2002. Excluding special items, full-year net earnings were $581 million, or $.25 per share, compared with net earnings of $279 million, or $.12 per share in 2002.

Following are highlights of the financial performance of Motorola’s six major segments for the fourth quarter of 2003, compared with the fourth quarter of 2002.

Personal Communications Segment

Personal Communications Segment (PCS) sales were $3.3 billion, down 3 percent compared with the year-ago quarter, and up 12 percent from the third quarter. Orders increased 64 percent to $3.6 billion. “The decline in revenues was due to delays in introducing several new products,” Zafirovski said. “However, these products have been shipping in volume since mid-December. The reception to these products has been positive from consumers, as well as from the wireless service providers which have placed significant orders for them.”

The segment reported operating earnings of $127 million, presented on a GAAP basis, compared with operating earnings of $294 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $179 million, compared with operating earnings of $301 million in the year-ago quarter. The decline in operating earnings is primarily due to the decrease in sales and a decline in gross margin.

The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	Fourth Quarter		Full Year
(Dollars in millions)	2003	2002	2003	2002

GAAP operating earnings	$127	$294	$479	$503

Special items income (expense):
Employee severance	(45)	(19)	(43)	(71)
Fixed asset impairments	1	9	(2)	(119)
Potentially uncollectible finance receivables from Telsim	—	—	—	(125)
Other	(8)	3	(6)	14

Operating earnings excluding special items	$179	$301	$530	$804

During the fourth quarter, PCS launched 21 new handsets – 10 featuring color displays with integrated cameras, eight featuring color displays and three others with monochrome displays. PCS’ global wireless handset portfolio now includes 15 models with photo-messaging capabilities, as well as the industry’s broadest line of handsets with push-to-talk functionality and a complement of handsets designed for networks based on the 3G Universal Mobile Telecommunications Standard (UMTS). Of these 21 new handsets, 12 are designed for the Global System for Mobile Communications (GSM) standard; four are for the Code Division Multiple Access (CDMA) standard; two are for UMTS; and three are for iDEN® integrated digitally enhanced networks.

On January 7, during the Consumer Electronics Show in Las Vegas, PCS announced the North American launch of the Motorola V600, which features a color display and integrated camera, quad-band functionality and Bluetooth technology, which enables hands-free operation.

Semiconductor Products Segment

Semiconductor Products Segment (SPS) sales were $1.4 billion, up 2 percent compared with the year-ago quarter, and up 12 percent from the third quarter. Orders increased 14 percent to $1.4 billion. The increase in sales and orders is primarily attributed to the segment’s networking market. The segment reported operating earnings of $25 million, presented on a GAAP basis, compared with operating earnings of $18 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $51 million, compared with operating earnings of $7 million in the year-ago quarter. The increase in operating earnings is attributable to the increase in sales and improved gross margin.

The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings (loss) excluding special items:

	Fourth Quarter		Full Year
(Dollars in millions)	2003	2002	2003	2002

GAAP operating earnings (loss)	$25	$18	$(297)	$(1,515)

Special items income (expense):
Employee severance	(30)	16	(74)	(2)
Fixed asset impairments	4	(6)	(17)	(1,145)
Other	—	1	6	(79)

Operating earnings (loss) excluding special Items	$51	$7	$(212)	$(289)

SPS announced the Mobile Extreme Convergence (MXC) architecture for multimedia mobile devices and disclosed that its i.MXL applications processor will be used in the world’s first handheld devices running on the Palm OS® 5 Simplified Chinese Edition. The segment also completed its acquisition of XtremeSpectrum, Inc., a pioneer in ultra-wideband (UWB) multimedia connectivity.

Honeywell International licensed Motorola’s magnetoresistive random access memory (MRAM) technology for space and military use. SPS announced it produced the world’s first four-megabit MRAM chip.

For automotive, SPS delivered the first microcontrollers from the MPC5500 family containing the PowerPC™ e500 core and integrated digital signal processor (DSP) features.

UTStarcom, Inc. selected SPS network processors for several 3G radio access network products for Wideband CDMA. SPS also introduced a standards-based chipset designed to enable deployment of fiber-to-the-home networking.

In mid-December, a registration statement was filed with the U. S. Securities and Exchange Commission related to the proposed separation of the semiconductor operations into a publicly traded company.

Global Telecom Solutions Segment

Global Telecom Solutions Segment (GTSS) sales were $1.4 billion, up 11 percent compared with the year-ago quarter, and up 30 percent from the third quarter. Orders increased 67 percent to $1.8 billion. The increase in sales and orders is due to an increase in capital expenditures by wireless service providers.

The segment reported operating earnings of $138 million, presented on a GAAP basis, compared with an operating loss of $22 million in the year-ago quarter. Excluding special items, GTSS reported operating earnings of $125 million, compared with operating earnings of $3 million in the year-ago quarter. The increase in operating earnings was due primarily to higher sales and increased gross margin.

The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings (loss) excluding special items:

	Fourth Quarter		Full Year
(Dollars in millions)	2003	2002	2003	2002

GAAP operating earnings (loss)	$138	$(22)	$247	$(621)

Special items income (expense):
Employee severance	7	(27)	30	(128)
Fixed asset impairments	—	—	6	(25)
Exit costs	—	2	3	(57)
Potentially uncollectible finance receivables from Telsim	—	—	—	(401)
In-process research & development	—	—	(32)	—
Other	6	—	6	1

Operating earnings (loss) excluding special Items	$125	$3	$234	$(11)

On January 13, several large Chinese technology and telecom firms announced collective $2.3 billion of equipment purchases from U.S. suppliers, including Motorola and other companies. The contracts were announced at a ceremony in Washington, D.C. with senior government officials from the U.S. and China. In two press releases issued on January 13, Motorola confirmed that GTSS had been awarded contracts in excess of $1 billion from China Mobile Communications (China Mobile) and China United Telecommunications Corp. (China Telecom) to expand and upgrade China’s wireless communications networks. This release provides the following clarifications to those announcements. The contract signing was ceremonial and in large part it recognized business that had been previously awarded. Of the $1.07 billion in contracts announced, approximately $150 million represents value added tax, which is not recognized by Motorola in calculating orders or sales. Of the remaining approximately $920 million, approximately $857 million related to the segment’s orders, of which $645 million in orders have been recognized in 2003 and $445 million of sales have been recognized in 2003.

GTSS continues to build on its industry-leading position in push-to-talk over Cellular (PoC) technology. A number of commercial systems using the GTSS PoC technology have already been launched, including Verizon Wireless and Sprint PCS in North America.

GTSS and Nextel Communications have executed an agreement to upgrade Nextel’s existing iDEN network to WiDEN™ technology. WiDEN will enable Nextel to deliver cost-effective, high-speed wireless data service to its customers, similar to GPRS and CDMA2000 1X.

Today, GTSS announced that it had been selected by Optimus to supply a UMTS network in northern Portugal.

Commercial, Government and Industrial Solutions Segment

Commercial, Government and Industrial Solutions Segment (CGISS) sales were $1.2 billion, up 5 percent compared with the year-ago quarter, and up 20 percent from the third quarter. Orders increased 12 percent to $1.2 billion. The increase in sales and orders reflects significant activity in the segment’s government markets related to homeland security initiatives.

The segment reported operating earnings of $240 million, presented on a GAAP basis, compared with operating earnings of $189 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $247 million, compared with operating earnings of $168 million in the year-ago quarter. The significant improvement in operating earnings reflects higher sales volume, favorable product mix and cost savings from prior restructuring actions.

The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	Fourth Quarter		Full Year
(Dollars in millions)	2003	2002	2003	2002

GAAP operating earnings	$240	$189	$562	$313

Special items income (expense):
Employee severance	(8)	11	(35)	(58)
Exit costs	—	7	3	16
Other	1	3	3	(1)

Operating earnings excluding special items	$247	$168	$591	$356

CGISS continued to be the market leader in interoperable radio communications and information solutions for public safety and homeland security.

CGISS announced it will provide the secure TETRA (TErrestrial Trunked RAdio) digital radio communications system that will be used by public safety agencies during the 2004 Olympic Games in Athens. To date, Motorola has been awarded more than 110 contracts for TETRA equipment in more than 40 countries.

CGISS also received orders for mission-critical IP-based voice and data solutions based on the Project 25 digital standard. A system upgrade for Cobb County, Ga., will enable interoperability as well as computer-aided dispatch and records management capabilities. CGISS also will upgrade Arkansas’ system to a Project 25 network, which will enable seamless statewide mobile coverage and interoperability.

Integrated Electronic Systems Segment

Integrated Electronic Systems Segment sales were $669 million, up 17 percent compared with the year-ago quarter, and up 20 percent from the third quarter. Orders increased 19 percent to $647 million.

The segment reported operating earnings of $66 million, presented on a GAAP basis, compared with operating earnings of $26 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $68 million, compared with operating earnings of $31 million in the year-ago quarter. The improvement in operating earnings was the result of increased sales and benefits from cost-reduction actions.

The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	Fourth Quarter		Full Year
(Dollars in millions)	2003	2002	2003	2002

GAAP operating earnings	$66	$26	$161	$52

Special items income (expense):
Employee severance	(2)	1	—	(20)
Exit costs	—	(6)	1	(25)
Fixed asset impairments	—	—	—	(22)
Other	—	—	—	9

Operating earnings excluding special items	$68	$31	$160	$110

Automotive Communications and Electronic Systems Group sales and orders were up compared with the year-ago quarter. For the second consecutive quarter, Motorola announced significant new and replacement business awards with a combined value of more than $1 billion in lifetime value over several years. The awards are in telematics, sensors, chassis, powertrain control and interior electronics.

Energy Systems Group sales and orders were up compared with the year-ago quarter.

Motorola Computer Group sales and orders were up compared with the year-ago quarter.

Broadband Communications Segment

Broadband Communications Segment (BCS) sales were $510 million, up 4 percent compared with the year-ago quarter, and up 21 percent from the third quarter. Orders increased 41 percent to $498 million.

The segment reported an operating loss of $40 million, presented on a GAAP basis, compared with operating earnings of $33 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $35 million, compared with operating earnings of $55 million in the year-ago quarter. The decline in operating earnings is primarily due to lower gross margin resulting from declines in average selling prices and product-mix shift.

The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings excluding special items:

	Fourth Quarter		Full Year
(Dollars in millions)	2003	2002	2003	2002

GAAP operating earnings (loss)	$(40)	$33	$48	$(150)

Special items income (expense):
Employee severance	(2)	(14)	4	(37)
Goodwill/Intangible asset impairments	(73)	—	(73)	(326)
Exit costs	1	—	(1)	—
Other	(1)	(8)	3	(6)

Operating earnings excluding special items	$35	$55	$115	$219

Insight Communications began deploying the Motorola DCT6208 DVR/HD set-top terminal. In addition, Comcast Corporation and MediaCom finalized their respective 2004 deployment plans for the DCT6208.

BCS received commitments during the quarter from Comcast Corporation, Cox Communications and Bresnan Communications and, immediately following the close of the quarter, from Charter Communications for its broadband services cable modem termination systems/router BSR 64000.

BCS formed an alliance with Moxell Inc., a subsidiary of Proview International Holdings, Limited, which will co-develop a powerful line of entertainment TV display solutions for the connected home. Finally, BCS announced it is the exclusive provider of voice terminal adapters with Vonage’s market-leading, Internet-based telephone service.

Conference Call and Webcast

Motorola’s quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Time (USA), on Tuesday, January 20. Motorola plans a live webcast of the conference call over the Internet, featuring both audio and slides. Investors can view the webcast at www.motorola.com/investor.

Consolidated GAAP Results

A comparison of results from operations is as follows:

	Fourth Quarter		Full Year
(In millions, except per share amounts)	2003	2002	2003	2002

Net sales	$8,023	$7,697	$27,058	$27,279
Gross margin	2,651	2,559	8,957	8,972
Operating earnings (loss)	520	447	1,084	(1,813)
Net earnings (loss)	489	174	893	(2,485)
Earnings (loss) per share	0.20	0.08	0.38	(1.09)

Weighted average common shares outstanding	2,457.4	2,322.0	2,351.2	2,282.3

Consolidated Results Excluding Special Items

Excluding special items, a comparison of results from operations is as follows:

	Fourth Quarter		Full Year
(In millions, except per share amounts)	2003	2002	2003	2002

Net sales	$8,023	$7,697	$27,058	$27,279
Gross margin	2,701	2,547	8,995	9,028
Operating earnings	608	528	1,151	828
Net earnings	409	291	581	279
Earnings per share	0.17	0.13	0.25	0.12

Weighted average common shares outstanding	2,457.4	2,322.0	2,351.2	2,282.3

Special Items Description

Motorola reported special items as follows:

	Fourth Quarter		Full Year
(Dollars in millions, bracketed amounts represent income)	2003	2002	2003	2002

Employee severance, net of reversals	$72	$52	$112	$361
Exit costs, net of reversals	8	(7)	(15)	79
Fixed asset impairments	(9)	30	27	1,380
Investment impairments	19	33	97	1,253
Goodwill and intangible asset impairments	73	—	73	326
In-process research and development charges	—	1	32	12
Potentially uncollectible finance receivables (Telsim)	—	—	—	526
Iridium	—	(3)	(100)	(63)
Gains on sales of investments and businesses, net	(306)	(24)	(644)	(96)
Other	(55)	106	(59)	118

Pre-tax special items	(198)	188	(477)	3,896
Income tax expense (benefit)	118	(71)	165	(1,132)

After-tax special items	$(80)	$117	$(312)	$2,764

Definition of Net Debt to Net Debt Plus Equity Ratio

The components of the Net Debt to Net Debt plus Equity ratio are as follows:

•	Net Debt = Notes Payable and Current Portion of Long-term Debt plus Long-term Debt plus Trust Originated Preferred Securities (“TOPrS”) minus Cash and Cash Equivalents minus Short-term Investments

•	Net Debt plus Equity = Net Debt plus Stockholders’ Equity

The ratio is calculated as Net Debt divided by Net Debt plus Equity. The ratios presented above of 0.3 percent and 19.6 percent as of December 31, 2003 and 2002, respectively, have been presented on a comparative basis and include the classification of $486 million of TOPrS in debt. The company’s management uses the ratio of net debt to net debt plus equity as one measure of the strength of the company’s balance sheet. This ratio is only one of many possible measures, and investors should analyze the company’s financial position and results of operations in their entirety to reach their own conclusions about the company’s overall financial strength. In addition, the ratio of net debt to net debt plus equity is measured at a specific point in time. Since certain of its components, in particular the company’s cash balances, are subject to daily change, investors should recognize that this ratio is subject to volatility.

Non-GAAP Measurements

In addition to the GAAP results provided throughout this document, the company has provided non-GAAP measurements, which present operating results on a basis excluding special items. Details of the special items are presented in the table above. Reconciliations from GAAP results to non-GAAP measurements described in this press release are provided in the financial tables attached to this document. Also, reconciliations from GAAP results to certain additional non-GAAP measurements that may be discussed on this afternoon’s earnings conference call can be found on the company’s Web site at www.motorola.com/investor.

The company has provided these non-GAAP measurements as a way to help investors better understand its core operating performance, enhance comparisons of the company’s core operating performance from period to period and to allow better comparisons of the company’s operating performance to that of its competitors. Among other things, the company’s management uses the operating results excluding special items to evaluate the performance of its businesses and to evaluate results relative to incentive compensation targets. Management uses operating results excluding special items because they believe this measure enables them to make better period-to-period evaluations of the financial performance of its core business operations by excluding non-recurring charges. There are inherent limitations in the use of operating results excluding special items because the company’s actual results do include the impact of these special items. The non-GAAP measures are intended only as a supplement to the comparable GAAP measures and the company compensates for the limitations inherent in the use of non-GAAP measures by using GAAP measures in conjunction with the non-GAAP measures. As a result, investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Business Risks

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the company’s sales and earnings outlook. Motorola cautions the reader that the factors below and those on pages F-33 through F-40 of the appendix to Motorola’s Proxy Statement for the 2003 Annual Meeting of Stockholders and in its other SEC filings could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the rate of recovery in the overall economy, the uncertainty of current economic and political conditions and the general economic outlook for the telecommunications, semiconductor, broadband and automotive industries; (2) the impact of increased competition in the China handset market; (3) the company’s ability to effectively carry out the planned cost-reduction actions and realize the savings expected from those actions; (4) the potential for unanticipated results from cost-reduction activities on the company’s performance, including productivity and the retention of key employees; (5) the lack of predictability of future operating results; (6) the company’s continuing ability to access the capital markets on favorable terms; (7) demand for the company’s products, including products related to new technologies; (8) risks related to dependence on certain key manufacturing suppliers; (9) the company’s ability to increase profitability and market share in its wireless handset business; (10) the company’s success in the 2.5G and 3G markets; (11) the impact of ongoing consolidations in the telecommunications and cable industries; (12) the demand for vendor financing and the company’s ability to provide that financing in order to remain competitive; (13) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (14) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project; (15) the levels at which design wins become actual orders and sales; (16) risks related to the company’s high volume of manufacturing and sales in Asia, including the impact of another outbreak of SARS in the region; (17) the timely commercial availability of new products; (18) the impact of foreign currency fluctuations; (19) changes regarding the actual or assumed performance of the company’s pension plan; and (20) the company’s ability to successfully complete the separation of its semiconductor activities in a timely and cost-effective manner.

About Motorola

Motorola, Inc. (NYSE: MOT) is a global leader in wireless, broadband and automotive communications technologies that help make life smarter, safer, simpler, synchronized and fun. Sales in 2003 were $27.1 billion. Motorola creates innovative technological solutions that benefit people at home, at work and on the move. The company also is a progressive corporate citizen dedicated to operating ethically, protecting the environment and supporting the communities in which it does business. For more information: www.motorola.com.

# # #

Media Contact:

Bill Parke

1+847-576-4525

William.Parke@motorola.com

MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.

© Motorola, Inc. 2004

Motorola, Inc. and Subsidiaries

Consolidated Statements of Operations

(In millions, except per share amounts)

	For the Quarter Ended December 31, 2003
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$8,023	$—	$8,023
Costs of sales	5,372	(50)	5,322

Gross margin	2,651	(50)	2,701

Selling, general and administrative expenses	1,161	—	1,161
Research and development expenditures	932	—	932
Reorganization of businesses	21	(21)	—
Other charges (income)	17	(17)	—

Operating earnings	520	(88)	608
Other income(expense):
Interest expense, net	(59)	—	(59)
Gains on sales of investments and businesses, net	306	306	—
Other	(21)	(20)	(1)

Total other income (expense)	226	286	(60)

Earnings before income taxes	746	(198)	548
Income tax expense	257	(118)	139

Net earnings	$489	$80	$409

Earnings per common share
Basic	$0.21		$0.18
Diluted	$0.20		$0.17

Weighted average common shares outstanding
Basic	2,331.5		2,331.5
Diluted	2,457.4		2,457.4

Dividends paid per share	$0.04		$0.04

	For the Quarter Ended December 31, 2002
	GAAP Results	Special Items Inc(Exp)	Excluding Special Items
Net sales	$7,697	$—	$7,697
Costs of sales	5,138	12	5,150

Gross margin	2,559	12	2,547

Selling, general and administrative expenses	1,082	—	1,082
Research and development expenditures	937	—	937
Reorganization of businesses	87	(87)	—
Other charges	6	(6)	—

Operating earnings	447	(81)	528

Other income (expense):
Interest expense, net	(56)	—	(56)
Gains on sales of investments and businesses, net	24	24	—
Other	(135)	(131)	(4)

Total other income (expense)	(167)	(107)	(60)

Earnings before income taxes	280	(188)	468
Income tax expense (benefit)	106	71	177

Net earnings (loss)	$174	$(117)	$291

Earnings per common share
Basic	$0.08		$0.13
Diluted	$0.08		$0.13

Weighted average common shares outstanding
Basic	2,305.5		2,305.5
Diluted	2,322.0		2,322.0

Dividends paid per share	$0.04		$0.04

Motorola, Inc. and Subsidiaries

Consolidated Statements of Operations

(In millions, except per share amounts)

	For the Year Ended December 31, 2003
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$27,058	$—	$27,058
Costs of sales	18,101	(38)	18,063

Gross margin	8,957	(38)	8,995

Selling, general and administrative expenses	4,073	—	4,073
Research and development expenditures	3,771	—	3,771
Reorganization of businesses	86	(86)	—
Other charges (income)	(57)	57	—

Operating earnings	1,084	(67)	1,151

Other income (expense):
Interest expense, net	(295)	—	(295)
Gains on sales of investments and businesses, net	644	644	—
Other	(140)	(100)	(40)

Total other income (expense)	209	544	(335)

Earnings before income taxes	1,293	477	816
Income tax expense (benefit)	400	(165)	235

Net earnings	$893	$312	$581

Earnings per common share
Basic	$0.38		$0.25
Diluted	$0.38		$0.25

Weighted average common shares outstanding
Basic	2,321.9		2,321.9
Diluted	2,351.2		2,351.2

Dividends paid per share	$0.16		$0.16

	For the Year Ended December 31, 2002
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$27,279	$—	$27,279
Costs of sales	18,307	(56)	18,251

Gross margin	8,972	(56)	9,028

Selling, general and administrative expenses	4,472	12	4,484
Research and development expenditures	3,716	—	3,716
Reorganization of businesses	1,764	(1,764)	—
Other charges	833	(833)	—

Operating earnings (loss)	(1,813)	(2,641)	828

Other income (expense):
Interest expense, net	(356)	—	(356)
Gains on sales of investments and businesses, net	96	96	—
Other	(1,373)	(1,351)	(22)

Total other income (expense)	(1,633)	(1,255)	(378)

Loss before income taxes	(3,446)	(3,896)	450
Income tax expense (benefit)	(961)	1,132	171

Net earnings (loss)	$(2,485)	$(2,764)	$279

Earnings (loss) per common share
Basic	$(1.09)		$0.12
Diluted	$(1.09)		$0.12

Weighted average common shares outstanding
Basic	2,282.3		2,282.3
Diluted	2,282.3		2,282.3

Dividends paid per share	$0.16		$0.16

Motorola, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

ASSETS	December 31, 2003	December 31, 2002
Cash and cash equivalents	$7,877	$6,507
Short-term investments	139	59
Accounts receivable, net	4,436	4,437
Inventories, net	2,792	2,869
Deferred income taxes	1,678	2,358
Other current assets	985	904

Total current assets	17,907	17,134

Property, plant and equipment, net	5,164	6,104
Investments	3,335	2,053
Deferred income taxes	3,349	3,112
Other assets	2,343	2,749

Total assets	$32,098	$31,152

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable and current portion of long-term debt	$896	$1,629
Accounts payable	2,789	2,268
Accrued liabilities	5,748	5,913

Total current liabilities	9,433	9,810

Long-term debt	6,675	7,189
Other liabilities	2,815	2,429
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures (“TOPrS”)	486	485
Stockholders’ equity	12,689	11,239

Total liabilities and stockholders’ equity	$32,098	$31,152

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s net sales by reportable segment for the quarters and years ended December 31, 2003 and December 31, 2002.

	Segment Net Sales
	GAAP Results
	Quarter Ended December 31, 2003	Quarter Ended December 31, 2002	% Change from 2002
Personal Communications Segment	$3,276	$3,369	-3%
Semiconductor Products Segment	1,373	1,342	2%
Global Telecom Solutions Segment	1,365	1,235	11%
Commercial, Govt, and Industrial Solutions Segment	1,237	1,174	5%
Integrated Electronic Systems Segment	669	570	17%
Broadband Communications Segment	510	489	4%
Other Products Segment	132	130	2%
Adjustments & Eliminations	(539)	(612)	-12%

Segment Totals	$8,023	$7,697	4%

	Segment Net Sales
	GAAP Results
	Year Ended December 31, 2003	Year Ended December 31, 2002	% Change from 2002
Personal Communications Segment	$10,978	$11,174	-2%
Semiconductor Products Segment	4,864	5,000	-3%
Global Telecom Solutions Segment	4,417	4,611	-4%
Commercial, Govt, and Industrial Solutions Segment	4,131	3,749	10%
Integrated Electronic Systems Segment	2,265	2,189	3%
Broadband Communications Segment	1,745	2,087	-16%
Other Products Segment	435	486	-10%
Adjustments & Eliminations	(1,777)	(2,017)	-12%

Segment Totals	$27,058	$27,279	-1%

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s operating earnings by reportable segment for the quarters ended December 31, 2003 and December 31, 2002.

	For the Quarter Ended December 31, 2003
	Segment Operating Earnings (Loss)

	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Personal Communications Segment	$127	$(52)	$179
Semiconductor Products Segment	25	(26)	51
Global Telecom Solutions Segment	138	13	125
Commercial, Govt, and Industrial Solutions Segment	240	(7)	247
Integrated Electronic Systems Segment	66	(2)	68
Broadband Communications Segment	(40)	(75)	35
Other Products Segment	(25)	(2)	(23)
Adjustments & Eliminations	(9)	—	(9)

Segment Totals	522	(151)	673
General Corporate	(2)	63	(65)

Operating Earnings	$520	$(88)	$608

	For the Quarter Ended December 31, 2002
	Segment Operating Earnings (Loss)

	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Personal Communications Segment	$294	$(7)	$301
Semiconductor Products Segment	18	11	7
Global Telecom Solutions Segment	(22)	(25)	3
Commercial, Govt, and Industrial Solutions Segment	189	21	168
Integrated Electronic Systems Segment	26	(5)	31
Broadband Communications Segment	33	(22)	55
Other Products Segment	(39)	—	(39)
Adjustments & Eliminations	12	—	12

Segment Totals	511	(27)	538
General Corporate	(64)	(54)	(10)

Operating Earnings	$447	$(81)	$528

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s operating earnings (loss) by reportable segment for the years ended December 31, 2003 and December 31, 2002.

	For the Years Ended December 31, 2003
	Segment Operating Earnings (Loss)

	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Personal Communications Segment	$479	$(51)	$530
Semiconductor Products Segment	(297)	(85)	(212)
Global Telecom Solutions Segment	247	13	234
Commercial, Govt, and Industrial Solutions Segment	562	(29)	591
Integrated Electronic Systems Segment	161	1	160
Broadband Communications Segment	48	(67)	115
Other Products Segment	(130)	(6)	(124)
Adjustments & Eliminations	(19)	—	(19)

Segment Totals	1,051	(224)	1,275
General Corporate	33	157	(124)

Operating Earnings	$1,084	$(67)	$1,151

	For the Years Ended December 31, 2002
	Segment Operating Earnings (Loss)

	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Personal Communications Segment	$503	$(301)	$804
Semiconductor Products Segment	(1,515)	(1,226)	(289)
Global Telecom Solutions Segment	(621)	(610)	(11)
Commercial, Govt, and Industrial Solutions Segment	313	(43)	356
Integrated Electronic Systems Segment	52	(58)	110
Broadband Communications Segment	(150)	(369)	219
Other Products Segment	(280)	(11)	(269)
Adjustments & Eliminations	24	—	24

Segment Totals	(1,674)	(2,618)	944
General Corporate	(139)	(23)	(116)

Operating Earnings (Loss)	$(1,813)	$(2,641)	$828